Exhibit 99.1

Dear Stakeholders:

As we come together during these unprecedented times, our sincerest hope is that you, your families and friends are safe and in good health.  Our collective focus is, first and foremost, on our stakeholder’s health and safety. At the same time, we recognize that the cannabis industry finds itself a source of relief and support for many people.

Our world has taken a turn none of us could have ever anticipated—and the U.S. economy faces historic pressure as a result of COVID-19. Where shelter-in-place restrictions have been enacted, marijuana-related businesses have been deemed “essential” along with food and agriculture, transportation, energy, financial services, communications and information technology.

Clearly, the COVID-19 outbreak has challenged our business operations. Nonetheless, we start with this news: General Cannabis Corp enjoyed record revenue in 2019. In fact, we expect to report revenues for the year ended December 31, 2019 at approximately $6.0 million, which is up more than 30% from the prior year, led especially by the continued strong performance from Next Big Crop (NBC), our cultivation consulting business.

At the close of last year, we made a strategic decision to focus on the acquisition of state licensed cannabis cultivation, manufacturing and retail operations in mature markets, primarily Colorado and California. We also streamlined our operations to ensure our capital was being put to use most efficiently, discontinuing our Security and Consumer Segments, which were performing well but without the margins that we felt justified continued investment. At the same time, we increased our focus and investment in NBC. Since acquiring NBC in 2015, we have continued to grow market share in the design, construction and management of regulated marijuana cultivation in retail facilities throughout the country. Our confidence in NBC’s potential to drive continued revenue growth opportunities in existing and newly legalized states is significant. Equally important, our operating experience at NBC enables us to identify, acquire and operate underperforming cultivation assets.

Although our definitive acquisition agreement to acquire 75 Farms, a light deprivation greenhouse cultivation facility outside of Boulder, Colorado, is subject to closing conditions including the approval of the State of Colorado, we believe we can significantly increase revenues from the facility by leveraging NBC’s capabilities following the closing of the transaction.  We also believe that if the State of Colorado approves the acquisition, we will be able to close subsequent transactions more quickly in Colorado versus our competitors.

On March 20, 2019, we closed the sale of our Denver office building, whereby we paid down all secured debt. Further, we also successfully re-financed and extended the maturity of other outstanding debt. And although the need for remote working and related disruptions due to the COVID-19 crisis will result in our 10-K filing being delayed, we are on track to complete that filing shortly.

At a time of great uncertainty, our top priority is the needs of our team, our business partners and our stakeholders. Like so many companies, we have organized our management team and dedicated employees to remain fully operational through this disruption in our lives and our business.

As always, we appreciate your support and confidence. Please feel free to reach out at any time. And stay well.

Sincerely,

Michael Feinsod	Steve Gutterman
Executive Chairman	Chief Executive Officer

Note:   An overview of our business strategy can be found here:

https://www.generalcann.com/wp-content/uploads/2020/01/Cannabis-3.0-new.pdf

About General Cannabis Corp.

General Cannabis Corp is the comprehensive national resource for the highest quality service providers available to the regulated cannabis industry. The Company is a trusted partner to the cultivation, production and retail sides of the cannabis business. It achieves this through a combination of strong operating divisions such as security, operational consulting and products, consumer goods and marketing consulting, and capital investments and real estate.  As a synergistic holding company, the Company’s divisions are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed. The Company’s website address is www.generalcann.com.

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements relating to the following: the impact of COVID-19 on our business and operations; our confidence in the potential of NBC to drive continued revenue growth opportunities; the ability to close the acquisition of 75 Farms; the ability to significantly increase revenues from the 75 Farms facility by leveraging NBC’s capabilities; and the organization of our management team and employees to remain fully operational through the current disruption.  Any statements that are not statements of historical fact, such as the statements described above, should be considered forward-looking statements.  Some of these statements may be identified by the use of the words “may,” “will,” “believes,” “plans,” “anticipates,” “expects” and similar expressions. General Cannabis has based these forward-looking statements on current expectations and projections about future events as of the date of this press release.  These forward-looking statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including (i) the extent to which COVID-19 impacts our business, operations and financial results, which will depend on numerous evolving factors that we may not be able to accurately predict, including without limitation the duration and scope of the pandemic and governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic, all of which could materially adversely affect our business, financial condition, results of operations and/or stock price, (ii) that the pending 75 Farms transaction, which is subject to closing conditions, may not be consummated in a timely manner or at all, and (iii) those factors described from time to time in General Cannabis’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q under the heading “Risk Factors” and in subsequent filings with the Securities and Exchange Commission. General Cannabis undertakes no duty to update any forward-looking statements made herein.